Exhibit 3

Appendix 3A.1 - Notification of dividend / distribution Appendix 3A.1 - Notification of dividend / distribution 1 / 4 Important Information Information and documents given to ASX become ASX's property and may be made public. Please note that two corporate actions on the same security may not run with different record dates if the timetables result in overlapping (but not identical) ex-periods. It is permissible to run different corporate actions with the same record date except in the case of reorganisations - consolidations/splits which cannot run at the same time as any other corporate action for that entity Denotes minimum information required for first lodgement of this form. * Denotes information that must be provided before or on +business day 0 of the relevant ** Appendix 6A or Appendix 7A timetable. The balance of the information, where applicable, must be provided as soon as reasonably practicable by the entity. Part 1 - Entity and announcement details 1.1 Name of +Entity WESTPAC BANKING CORPORATION 1.2 Registered Number Type ABN Registration Number 33007457141 1.3 ASX issuer code WBC 1.4 The announcement is New announcement 1.5 Date of this announcement Monday May 4, 2015 1.6 ASX +Security Code WBC ASX +Security Description ORDINARY FULLY PAID Part 2A - All dividends/distributions basic details Each form (announcement) can only relate to one +record date and payment date but may have multiple types of dividend/distributions applicable for those dates, for example an ordinary and a special dividend/distribution. If more than one type is applicable tick each relevant box in Q2A.1. Further Parts to the form will be presented for each type of dividend/distribution selected. All other questions in Part 2A are to be answered on the basis of the total of all the dividend/distribution types indicated in Q2A.1 (i.e. gross) as well as any supplementary dividend/distribution if applicable. Appendix 3A.1 - Notification of dividend / distribution

Appendix 3A.1 - Notification of dividend / distribution Appendix 3A.1 - Notification of dividend / distribution 2 / 4 2A.1 Type of dividend/distribution Ordinary 2A.2 Dividend/distribution period (frequency) Six Monthly 2A.3 Dividend/distribution relates to period ending Tuesday March 31, 2015 2A.4 +Record Date Friday May 15, 2015 2A.5 Ex Date Wednesday May 13, 2015 2A.6 Payment Date Thursday July 2, 2015 2A.7 Is the payment of dividend/distribution conditional? No 2A.8 Currency in which the dividend/distribution is made ("primary currency") AUD - Australian Dollar 2A.9 Total dividend/distribution amount per +security (in primary currency) AUD 0.93000000 2A.10 Whether mandatory or via an optional plan or facility, will or can the dividend/distribution be paid in a currency other than the primary currency? Yes 2A.11 Does the +entity have a Dividend/Distribution Reinvestment Plan (DRP) 2A.11a If the +entity has a DRP, is the DRP applicable to this dividend/distribution? Yes 2A.11a(i) DRP Status in respect of this dividend/distribution Full DRP 2A.12 Does the +entity have tax component information apart from franking? Yes Part 2B - Currency Information 2B.1 Does the +entity pay in certain currencies dependent upon the registered address of the +security holder (for example NZD to residents of New Zealand and/or USD to residents of the U.S.A.)? No

Appendix 3A.1 - Notification of dividend / distribution Appendix 3A.1 - Notification of dividend / distribution 3 / 4 2B.2 Does the entity offer all +security holders a documented plan under which they may apply to receive their payment in a foreign currency? Yes 2B.2a Please provide or indicate where +security holders may obtain the foreign currency plan documentation inclusive of the application form and further information about the foreign currency plan. Details of dividend payment options for Westpac Ordinary Fully Paid Shares are available in Westpac's Investor Centre at . www.westpac.com.au/investorcentre 2B.2b Date and time by which share registry must receive application documentation Friday May 15, 2015 17:00:00 Part 3A - Ordinary dividend/distribution 3A.1 Is the ordinary dividend/distribution estimated at this time? No 3A.1a Ordinary dividend/distribution estimated amount per +security AUD 3A.1b Ordinary Dividend/distribution amount per security AUD 0.93000000 3A.2 Is the ordinary dividend/distribution franked? Yes 3A.2a Is the ordinary dividend/distribution fully franked? Yes 3A.3 Percentage of ordinary dividend/distribution that is franked 100.0000% 3A.3a Applicable corporate tax rate for franking credit (%) 30.0000% 3A.4 Ordinary dividend/distribution franked amount per security AUD 0.93000000 3A.5 Percentage amount of dividend which is unfranked 0.0000% 3A.6 Ordinary dividend unfranked amount per security AUD 0.00000000 3A.7 Ordinary dividend/distribution conduit foreign income amount per security AUD 0.00000000 Part 3E - Other - distribution components / tax 3E.1 Please indicate where and when information about tax components can be obtained (you may enter a url). A New Zealand imputation credit of NZD 0.06 per Westpac Ordinary Fully Paid Share will attach to the dividend. Further details are available in Westpac's investor centre at . www.westpac.com.au/investorcentre

Appendix 3A.1 - Notification of dividend / distribution Appendix 3A.1 - Notification of dividend / distribution 4 / 4 Part 4A - +Dividend reinvestment plan (DRP) 4A.1 What is the default option if +security holders do not indicate whether they want to participate in the DRP? Do not participate in DRP (i.e. cash payment) 4A.2 Last date and time for lodgement of election notices to share registry under DRP Monday May 18, 2015 17:00:00 4A.3 DRP discount rate 1.5000% 4A.4 Period of calculation of reinvestment price Start Date Wednesday May 20, 2015 End Date Thursday June 18, 2015 4A.5 DRP price calculation methodology The average of the daily volume weighted average market price per Westpac Ordinary Fully Paid Share sold on the ASX and Chi-X during the 21 trading days commencing Wednesday May 20, 2015, less a 1.50 percent discount. 4A.6 DRP Price (including any discount): AUD 4A.7 DRP +securities +issue date Thursday July 2, 2015 4A.8 Will DRP +securities be a new issue? Yes 4A.8a Do DRP +securities rank pari passu from +issue date? Yes 4A.9 Is there a minimum dollar amount or number of +securities required for DRP participation? No 4A.10 Is there a maximum dollar amount or number of +securities required for DRP participation? No 4A.11 Are there any other conditions applying to DRP participation? Yes 4A.11a Conditions for DRP participation Participation in the DRP is restricted to shareholders who are resident in, and whose address on the register of shareholders is in, Australia or New Zealand. 4A.12 Link to a copy of the DRP plan rules http://www.westpac.com.au/about-westpac/investor-centre/shareholder-information/dividend-rein vestment-plan/ Part 5 - Further information 5.1 Please provide any further information applicable to this dividend/distribution